UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Houlihan, Richard A.
   650 Town Center Dr., Suite 550
   Costa Mesa, CA  92626
   USA
2. Issuer Name and Ticker or Trading Symbol
   Pease Oil and Gas Company
   WPOG
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
     July 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
  $0.10 Par Value Common St|N/A   |N/A | |N/A               |   |N/A        |11,100             |D     |                           |
ock                        |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
  $0.10 Par Value Common St|7/9-7/|S   | |4,500             |D  |$3.03-$3.06|143,150            |I     |By Trust                   |
ock                        |16/97 |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
  Option To Purchase C|$2.97   |N/A  |N/A |N|N/A N/A    |A,D|07/27|01/26|common stock|7,500  |       |7,500       |D  |            |
ommon Stock           |        |     |    |/|           |   |/97  |/02  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
  Warrant To Purchase |$0.75   |N/A  |N/A |N|N/A N/A    |A,D|03/09|02/12|common stock|85,000 |       |85,000      |D  |            |
Common Stock          |        |     |    |/|           |   |/96  |/01  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
  $25,000 Convertible |$3.00   |N/A  |N/A |N|N/A N/A    |A,D|08/10|04/15|common stock|8,333  |       |8,333       |D  |            |
Debenture             |        |     |    |/|           |   |/96  |/01  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
 *The average sales price for these transactions was $3.05 per share.
SIGNATURE OF REPORTING PERSON
/s/ Patrick J. Duncan, Atty-in-Fact for Richard A. Houlihan
DATE
 August 11, 1997